NEWS RELEASE

Kaman Corporation Bloomfield, CT USA P (860) 243-7100 www.kaman.com

KAMAN TO ACQUIRE TIMKEN ALCOR AEROSPACE TECHNOLOGIES

BLOOMFIELD, Connecticut (October 6, 2015) – (NYSE:KAMN) Kaman Corporation announced today that its Aerospace segment has entered into an agreement to acquire Timken Alcor Aerospace Technologies, Inc. (TAAT) of Mesa, Arizona.  TAAT designs and supplies aftermarket parts to support businesses conducting maintenance, repair, and overhauls (MROs) in aerospace markets primarily located in North America.

Greg Steiner, President of Kaman Aerospace Group commented, "This is a solid company that nicely complements the aftermarket business of our Specialty Bearings & Engineered Products division. TAAT has demonstrated consistent financial performance and offers engineered products that are adjacent and complementary to Kaman's current offerings."

Important factors in Kaman's decision to acquire TAAT from The Timken Company include organic growth opportunities, the robust quality system, engineering expertise, and strong relationships with engine MROs and fleet operators of both helicopters and fixed wing aircraft.  Kaman expects TAAT to achieve further growth through Kaman's strong sales channels with a global reach.

The organization will become part of Kaman's Specialty Bearings & Engineered Products division led by Robert Paterson, who commented, "TAAT will be a great fit with our current engineered parts business and has the potential for significant product and market synergies. The operations will remain in Mesa with the current management team and employee base. Global expansion of the product line will be a key focus of our growth strategy for TAAT."

TAAT has annual sales of approximately $20 million.  The transaction is expected to close later this month.

Risks Associated with Forward-Looking Statements

This release includes "forward looking statements" relating to the acquisition discussed above. These statements are based on assumptions currently believed to be valid, but they involve risks and uncertainties that could cause our actual results to differ from those expressed in the forward looking statements. Important uncertainties that could cause our actual results to differ from those expressed in the forward looking statements are identified in our reports filed with the SEC, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K, and our Current Reports on Form 8-K. The forward looking statements included in this press release are made only as of the date of this release, and Kaman does not undertake any obligation to update the forward looking statements to reflect subsequent events or circumstances.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; K-MAX® medium to heavy lift helicopters; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX® aircraft.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across the U.S. and Puerto Rico.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.  More information is available at www.kaman.com.

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com) engineers, manufactures and markets bearings, transmissions, gearboxes, chain and related products, and offers a spectrum of powertrain rebuild and repair services. The leading authority on tapered roller bearings, Timken today applies its deep knowledge of metallurgy, tribology and mechanical power transmission across a variety of bearings and related systems to improve reliability and efficiency of machinery and equipment all around the world. The company's growing product and services portfolio features many strong industrial brands including Timken®, Fafnir®, Philadelphia Gear®, Carlisle®, Drives® and InterlubeTM. With 14,000 employees operating from 28 countries, Timken posted $3.1 billion in sales in 2014.

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Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com